EXHIBIT 99.1

PRESS RELEASE

Contact:

Hai Tran, Chief Financial Officer

BioScrip

952-979-3768

or

Lisa Wilson

In-Site Communications, Inc.

212-759-3929

BIOSCRIP REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

ELMSFORD, N.Y., May 8, 2014 – BioScrip, Inc. (NASDAQ: BIOS) today announced 2014 first quarter financial results. First quarter revenue from continuing operations was $239.6 million and the net loss from continuing operations was $25.4 million, or $0.37 per basic and diluted share. Non-GAAP adjusted loss from continuing operations per basic and diluted share was $0.13.

As a result of the completed sale of BioScrip's Home Health business on March 31, 2014, the Company's prior period financial statements have been reclassified to include the Home Health business as “discontinued operations” in the Consolidated Financial Statements.

First Quarter Highlights

•	Revenue from continuing operations increased by $58.5 million, or 32.3%, as compared to the prior year period. Revenue from the Infusion Services segment increased by $67.0 million, or 43.4%, as compared to the prior year period. Organic revenue growth for the Infusion Services segment remained in the double digits year-over-year.

•	Gross profit from continuing operations was $65.1 million, or 27.2% of revenue, as compared to $56.0 million, or 30.9% of revenue, in the prior year period. The decline in gross profit margin percentage was driven primarily by the decline in the higher-margin PBM Services segment.

•	Adjusted EBITDA from continuing operations was $9.1 million, a decrease of $1.1 million over the prior year period. Adjusted EBITDA from the Infusion Services segment increased by $2.9 million, or 24.7%, as compared to the prior year and corporate overhead decreased by $0.4 million, or 5.6%, offset by a $4.5 million, or 73.0%, decrease in the PBM Services segment. Adjusted EBITDA also included a $2.2 million favorable adjustment to the fair value of contingent consideration relating to the Company’s Infusion acquisitions, offset by a $2.0 million increase in the bad debt provision relating to acquisition integration disruption. Additionally, Adjusted EBITDA included $1.4 million of increased investment in reimbursement resources in the form of overtime, temporary labor, collection incentives and third-party professional fees.

•	As a result of the focus on cash collections, BioScrip has made meaningful progress with monthly average collections growing from $55.7 million in the third quarter of 2013 to $70.0 million in the first quarter of 2014. Consolidated collections grew from $53.0 million in September of 2013 to $79.8 million in April of 2014.

•	On March 31 BioScrip completed its previously announced sale of substantially all of its Home Health business to LHC Group, Inc. for a total purchase price of approximately $60 million. BioScrip used the net proceeds to pay down a portion of its outstanding debt.

“Our first-quarter results reflect our success in achieving our two strategic priorities of building a leadership position in the home infusion industry and generating strong cash collections. We are pleased to deliver double-digit organic growth in Infusion Services, and expect to continue driving growth through our enhanced scale and expanded physician and payor relationships across our operating footprint. We also completed the integration of all of our Infusion locations onto a single operating platform. As one team, one company, we are already realizing greater efficiencies in our business and optimizing our productivity. At the same time, our cash collection efforts are yielding positive results and providing us with greater financial flexibility to execute our long-term plans,” said Rick Smith, President and Chief Executive Officer of BioScrip.

“We remain focused on advancing each of our initiatives to drive organic growth in our core business, while continuing to provide outstanding clinical care to patients across our network. Our team members across the organization are highly focused on our continued success, and we look forward to continuing our momentum to drive results and create value for our shareholders,” concluded Smith.

Results of Operations

First Quarter 2014 versus First Quarter 2013

Revenue from continuing operations for the first quarter of 2014 totaled $239.6 million, compared to $181.1 million for the same period a year ago, an increase of $58.5 million or 32.3%. Infusion Services segment revenue was $221.4 million in the first quarter as compared to $154.4 million for the same period in 2013. The 43.4% increase was driven primarily by the acquisitions of HomeChoice and CarePoint, as well as continued strong double-digit organic growth.

Consolidated gross profit for the first quarter of 2014 was $65.1 million, or 27.2% of revenue, compared to $55.9 million, or 30.9% of revenue, for the first quarter of 2013. The increase in gross profit was the result of the acquisitions of HomeChoice and CarePoint and organic growth, offset by the decline in the PBM Services segment. The decline in gross profit margin percentage was driven primarily by the decline in the higher-margin PBM Services segment.

During the first quarter of 2014, Infusion Services segment Adjusted EBITDA was $14.9 million, or 6.7% of segment revenue, compared to $11.9 million, or 7.7% of segment revenue, in the prior year quarter. The 24.7% improvement in Adjusted EBITDA in the Infusion Services segment resulted primarily from organic revenue growth and the HomeChoice and CarePoint acquisitions. Infusion Services segment Adjusted EBITDA also included a $2.2 million favorable adjustment to the fair value of contingent consideration relating to our infusion acquisitions, offset by a $2.0 million increase in the bad debt provision relating to acquisition integration disruption.

PBM Services segment revenue was $18.2 million for the first quarter of 2014, compared to $26.8 million for the prior year period. The decline was related to the termination of a large but low-margin client during the first quarter of 2013, and declines in discount card revenue. PBM Services segment Adjusted EBITDA was $1.7 million, or 9.2% of segment revenue, for the first quarter of 2014 compared to $6.2 million, or 23.2% of segment revenue, in the prior year quarter.

On a consolidated basis, BioScrip reported $9.1 million of Adjusted EBITDA during the first quarter of 2014, or 3.8% of total revenue, compared to $10.2 million, or 5.6% of total revenue, in the same period last year. Adjusted EBITDA included $1.4 million of increased investment in reimbursement resources in the form of overtime, temporary labor, collection incentives and third-party professional fees.

Interest expense in the first quarter of 2014 was $10.5 million compared to $6.5 million in the prior year period.

Income tax expense for continuing operations in the first quarter of 2014 was $3.5 million compared to an income tax benefit of $0.2 million in the prior year period.

The loss from continuing operations, net of taxes, for the first quarter of 2014 was $25.4 million, or a loss of $0.37 per basic and diluted share, compared to a net loss of $8.4 million, or $0.15 per basic and diluted share, in the prior year period.

Liquidity and Capital Resources

For the three months ended March 31, 2014, BioScrip used $24.5 million in net cash from continuing operating activities, compared to cash used of $14.1 million during the first quarter of 2013. The increase in cash used in operating activities was primarily due to increase in working capital to support the growth of the business and an increase in accounts receivable primarily due to the integration of the Infusion acquisitions. As of March 31, 2014, the Company’s cash balance was $9.3 million, and it had $418.7 million of outstanding debt and an undrawn $75 million revolving credit facility. On March 31, 2014, the Company completed its previously announced sale of substantially all of its Home Health business to LHC Group, Inc. for a total purchase price of approximately $60 million. The Company used the net proceeds to pay down a portion of its outstanding debt. Capital expenditures for the first quarter of 2014 were $3.1 million.

Outlook

The Company believes its 2014 revenue will be in a range of $940.0 million to $980.0 million and believes its 2014 Adjusted EBITDA will be in a range of $55.0 million to $60.0 million. This reflects the Company's current assessment of the business and assumes:

•	Infusion Services segment is expected to continue to deliver double-digit organic revenue growth;
•	Infusion Services segment Adjusted EBITDA margin percentage is expected to trend toward a 10% target by the fourth quarter of 2014; and
•	Continued stability is expected in our PBM Services segment from an adjusted EBITDA perspective consistent with first-quarter performance.

Conference Call

BioScrip will host a conference call to discuss its first quarter 2014 financial results on May 9, 2014 at 8:30 a.m. Eastern Time. Interested parties may participate in the conference call by dialing 800-896-0105 (US), or 212-231-2922 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available for two weeks after the call's completion by dialing 800-633-8284 (US) or 402-977-9140 (International) and entering conference call ID number 21715187. An audio webcast and archive will also be available for 30 days under the "Investor Relations" section of the BioScrip website at www.bioscrip.com.

About BioScrip, Inc.

BioScrip, Inc. is a leading national provider of infusion and home care solutions. BioScrip partners with physicians, hospital systems, healthcare payors and pharmaceutical manufacturers to provide patients access to post-acute care services. BioScrip operates with a commitment to bring customer-focused pharmacy and related healthcare infusion therapy services into the home or alternate- site setting. By collaborating with the full spectrum of healthcare professionals and the patient, BioScrip provides cost-effective care that is driven by quality, customer service, and values that promote positive outcomes and an enhanced quality of life for those it serves. BioScrip provides its infusion and home care services from over 80 locations across 29 states.

Forward-Looking Statements – Safe Harbor

This press release includes statements that may constitute "forward-looking statements," including projections of certain measures of the Company's results of operations, projections of certain charges and expenses, and other statements regarding the Company's goals, regulatory approvals and strategy. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. In some cases, forward-looking statements can be identified by words such as "may," "should," "could," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "predict," "potential," "continue" or comparable terms. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause or contribute to such differences include but are not limited to risks associated with: the Company's ability to integrate the CarePoint business and other acquisitions; the Company's ability to grow its Infusion Services segment organically or through acquisitions and obtain financing in connection therewith; its ability to reduce operating costs while sustaining growth; reductions in federal, state and commercial reimbursement for the Company's products and services; increased government regulation related to the health care and insurance industries; as well as the risks described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the year ended December 31, 2013. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company's situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Reconciliation to Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), the Company is also reporting EBITDA, Adjusted EBITDA, and Adjusted EPS, which are non-GAAP financial measures. EBITDA, Adjusted EBITDA and Adjusted EPS are not measurements of financial performance under GAAP and should not be used in isolation or as a substitute or alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as a substitute or alternative to cash flow from operating activities or a measure of our liquidity. In addition, the Company's definitions of EBITDA, Adjusted EBITDA and Adjusted EPS may not be comparable to similarly titled non-GAAP financial measures reported by other companies. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA, as defined by the Company, represents net income before net interest expense, loss on extinguishment of debt, income tax expense, depreciation and amortization, stock-based compensation expense, acquisition and integration expenses, restructuring-related expenses and investments in start-up operations. As part of restructuring, the Company may incur significant charges such as the write down of certain long−lived assets, temporary redundant expenses, retraining expenses, potential cash bonus payments and potential accelerated payments or terminated costs for certain of its contractual obligations. Adjusted EPS, as defined by the Company, represents earnings per basic and diluted share, excluding the same elements in calculating Adjusted EBITDA as well as the impact of acquisition-related intangible amortization. Management believes that these non-GAAP financial measures provide useful supplemental information regarding the performance of our business operations and facilitates comparisons to our historical operating results. For a full reconciliation of EBITDA, Adjusted EBITDA and Adjusted EPS to the most comparable GAAP financial measures, please see the attachments to this earnings release.

(Financial Tables Follow)

Schedule 1
BIOSCRIP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)

	March 31, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$9,253	$1,001
Receivables, less allowance for doubtful accounts of $23,660 and $17,836 at March 31, 2014 and December 31, 2013, respectively	195,090	172,187
Inventory	34,754	34,341
Prepaid expenses and other current assets	12,252	14,110
Current assets of discontinued operations	-	15,316
Total current assets	251,349	236,955
Property and equipment, net	39,953	41,182
Goodwill	571,830	571,337
Intangible assets, net	15,121	16,824
Deferred financing costs	18,247	17,184
Other non-current assets	3,576	3,733
Non-current assets of discontinued operations	-	49,643
Total assets	$900,076	$936,858
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$431	60,257
Accounts payable	68,288	63,575
Claims payable	7,913	2,547
Amounts due to plan sponsors	5,963	4,826
Accrued interest	2,307	2,173
Accrued expenses and other current liabilities	42,663	34,352
Current liabilities of discontinued operations	-	6,576
Total current liabilities	127,565	174,306
Long-term debt, net of current portion	418,238	375,322
Deferred taxes	12,677	8,954
Other non-current liabilities	8,940	17,540
Other non-current liabilities of discontinued operations	-	6,153
Total liabilities	567,420	582,275
Stockholders' equity
Preferred stock, $.0001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.0001 par value; 125,000,000 shares authorized; shares issued: 70,784,560 and 70,711,439, respectively; shares outstanding: 68,202,040 and 68,128,919, respectively	8	7
Treasury stock, shares at cost: 2,582,520 and 2,582,520, respectively	(10,311)	(10,311)
Additional paid-in capital	523,011	519,625
Accumulated deficit	(180,052)	(154,738)
Total stockholders' equity	332,656	354,583
Total liabilities and stockholders' equity	$900,076	$936,858

Schedule 2
BIOSCRIP, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013
Product revenue	$215,900	$150,024
Service revenue	23,743	31,105
Total revenue	239,643	181,129

Cost of product revenue	151,764	105,533
Cost of service revenue	22,737	19,615
Total cost of revenue	174,501	125,148

Gross profit	65,142	55,981
% of revenues	27.2%	30.9%

Selling, general and administrative expenses	59,384	47,005
Change in fair value of contingent consideration	(2,209)	-
Bad debt expense	6,605	3,180
Acquisition and integration expenses	6,499	4,623
Restructuring and other expenses	4,592	1,278
Amortization of intangibles	1,703	2,082
Loss from continuing operations	(11,432)	(2,187)
Interest expense, net	10,499	6,478
Loss from continuing operations, before income taxes	(21,931)	(8,665)
Income tax expense (benefit)	3,491	(224)
Loss from continuing operations, net of income taxes	(25,422)	(8,441)
Income (loss) from discontinued operations, net of income taxes	108	313
Net loss	$(25,314)	$(8,128)

Loss per common share:
Loss from continuing operations, basic and diluted	$(0.37)	$(0.15)
Income (loss) from discontinued operations, basic and diluted	-	0.01
Net loss, basic and diluted	$(0.37)	$(0.14)

Weighted average shares outstanding, basic and diluted	68,171	57,047

Schedule 3
BIOSCRIP, INC AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(25,314)	$(8,128)
Less: Income (loss) from discontinued operations, net of income taxes	108	313
Loss from continuing operations, net of income taxes	(25,422)	(8,441)
Adjustments to reconcile (loss) from continuing operations, net of income taxes to net cash provided by (used in) operating activities:
Depreciation	3,836	2,418
Amortization of intangibles	1,703	2,082
Amortization of deferred financing costs and debt discount	1,943	356
Change in fair value of contingent consideration	(2,209)	-
Change in deferred income tax	2,708	457
Compensation under stock-based compensation plans	2,886	1,973
Loss on disposal of fixed assets	-	13
Changes in assets and liabilities, net of acquired business:
Receivables, net of bad debt expense	(22,903)	(17,554)
Inventory	(413)	13,199
Prepaid expenses and other assets	1,475	2,501
Accounts payable	4,644	(2,777)
Claims payable	5,365	187
Amounts due to plan sponsors	1,138	(4,152)
Accrued interest	134	5,772
Accrued expenses and other liabilities	634	(10,173)
Net cash provided by (used in) operating activities from continuing operations	(24,481)	(14,139)
Net cash provided by (used in) operating activities from discontinued operations	(1,505)	1,291
Net cash provided by (used in) operating activities	(25,986)	(12,848)
Cash flows from investing activities:
Purchases of property and equipment, net	(3,060)	(3,623)
Cash consideration paid for acquisitions, net of cash acquired	-	(72,325)
Cash consideration paid for unconsolidated affiliate, net of cash acquired	-	(900)
Net cash provided by (used in) investing activities from continuing operations	(3,060)	(76,848)
Net cash provided by (used in) investing activities from discontinued operations	56,616	(32)
Net cash provided by (used in) investing activities	53,556	(76,880)
Cash flows from financing activities:
Proceeds from new senior notes due 2021, net of fees paid to lenders	193,810	-
Deferred and other financing costs	(1,211)	-
Borrowings on line of credit	64,600	214,145
Repayments on line of credit	(104,603)	(187,092)
Principal payments on long-term debt	(172,243)	-
Repayments of capital leases	(98)	(68)
Net proceeds from exercise of employee stock compensation plans	427	642
Net cash provided by (used in) financing activities from continuing operations	(19,318)	27,627
Net change in cash and cash equivalents	8,252	(62,101)
Cash and cash equivalents - beginning of period	1,001	62,101
Cash and cash equivalents - end of period	$9,253	$-
DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$8,476	$322
Cash paid during the period for income taxes	$(314)	$(6)
DISCLOSURE OF NON-CASH TRANSACTIONS:
Capital lease obligations incurred to acquire property and equipment	$-	$-

Schedule 4
BIOSCRIP, INC

Reconciliation between GAAP and Non-GAAP Measures
(in thousands)

	Three Months Ended
	March 31,
	2014	2013
Results of Operations:
Revenue:
Infusion Services - product revenue	$215,900	$150,024
Infusion Services - service revenue	5,519	4,353
Total Infusion Services revenue	221,419	154,377
PBM Services - service revenue	18,224	26,752
Total revenue	$239,643	$181,129

Adjusted EBITDA by Segment before corporate overhead:
Infusion Services	$14,853	$11,909
PBM Services	1,675	6,195
Total Segment Adjusted EBITDA	16,528	18,104

Corporate overhead	(7,476)	(7,916)

Consolidated Adjusted EBITDA	9,052	10,188

Interest expense, net	(10,499)	(6,478)
Income tax (expense) benefit	(3,491)	224
Depreciation	(3,836)	(2,418)
Amortization of intangibles	(1,703)	(2,082)
Stock-based compensation expense	(2,886)	(1,973)
Acquisition and integration expenses	(6,499)	(4,623)
Restructuring and other expenses and investments (1)	(5,560)	(1,279)
Loss from continuing operations, net of income taxes	$(25,422)	$(8,441)

Supplemental Operating Data	March 31,	Deecember 31,
	2014	2013
Total Assets:
Infusion Services	$808,871	$794,006
PBM Services	31,475	25,239
Corporate unallocated	59,714	52,632
Assets from discontinued operations	-	64,965
Assets associated with discontinued operations, not sold	16	16
Total Assets	$900,076	$936,858

(1) Restructuring and other expenses and investments include costs associated with restructuring such as employee severance, third party consulting costs and facility closure costs; training and transitional costs as well as redundant salaries; and, losses in the short-term investment of the unconsolidated affiliate and investment in start-up branch locations.

Schedule 5
BIOSCRIP, INC

Reconciliation between GAAP and Non-GAAP Earnings Per Share
(in thousands)

	Three Months Ended
	March 31,
	2014 [1]	2013 [2]
Net income from continuing operations, net of income taxes	$(25,422)	$(8,441)
Non-GAAP adjustments, net of income tax:
Restructuring and other expenses and investments [3]	5,472	1,242
Acquisition and integration expenses	6,396	4,492
Amortization of intangibles	1,676	2,023
Compensation under stock-based compensation plans	2,840	1,917
Non-GAAP net income from continuing operations	$(9,038)	$1,233

Earnings per share from continuing operations, basic and diluted	$(0.37)	$(0.15)
Non-GAAP adjustments, net of income tax:
Restructuring and other expenses and investments [3]	0.08	0.02
Acquisition and integration expenses	0.10	0.08
Amortization of intangibles	0.02	0.04
Compensation under stock-based compensation plans	0.04	0.03
Non-GAAP earnings per share from continuing operations, basic and diluted	$(0.13)	$0.02

Weighted average shares outstanding, basic and diluted	68,171	57,047

1	For the three months ended March 31, 2014, non-GAAP net loss from continuing operations adjustments are net of tax, calculated using the year to date effective tax rate method. The tax benefit expense netted against restructuring and other expenses and investments, acquisition and integration expenses, amortization of intangibles, and stock-based compensation expense for the three months ended March 31, 2014 was $88, $103, $27 and $46. The tax effect of these adjustments on a per share basis is not meaningful.

2	For the three months ended March 31, 2013, non-GAAP net loss from continuing operations adjustments are net of tax, calculated using the year to date effective tax rate method. The tax benefit netted against restructuring and other expenses and investments, acquisition and integration expenses, amortization of intangibles, and stock-based compensation expense for the three months ended March 31, 2013 was $36, $131, $59 and $56, respectively. The tax effect of these adjustments on a per share basis is not meaningful.

3	Restructuring and other expenses and investments include costs associated with restructuring such as employee severance, third party consulting costs and facility closure costs; training and transitional costs as well as redundant salaries; losses in the short-term investment in the unconsolidated affiliate; and investments in start-up branch locations.